ORIGINAL

DEVELOPMENT AGREEMENT Between Oracle Operating Co. LLC and Daybreak Oil and Gas, Inc. dated November 22, 2005

RE: Re-entry of Certain Wells on the Weil and Donigan Leases, Nueces County, Texas

THIS AGREEMENT is entered into by and between ORACLE OPERATING CO. LLC., a Texas corporation, hereinafter referred to as "Oracle" and DAYBREAK OIL and GAS, INC. a Washington Corporation, its subsidiaries or assignees referred to collectively as "Daybreak".

Oracle represents without warranty, expressed or implied, that it either owns or will own, upon re-completion of the Initial Operation, either as a dry hole or as a producer, certain interests in the Leases, which by option and farm-in Agreement with GCEA LLC may be earned and acquired by re-completing the Initial Operation or by Subsequent Operations performed by or on behalf of Oracle in connection with this Agreement and the JOA.

Oracle and Daybreak agree that Daybreak shall have the right to acquire **an undivided 33.33% Working Interest in the Oracle Operating Company LLC, Nueces County Weil 8-C Well** in the Leases, subject to a proportionate share of the landowner's royalty and Applicable Agreements affecting the Leases, at the time acquired by Oracle and subject to the terms and conditions of the Farmout and Joint Operating Agreement (JOA 89) dated Nov 8, 2005 with GCEA, LLC, affecting the Leases, and in accordance with the terms and provisions of this Agreement:

NOW, THEREFORE, in consideration of the mutual promises and agreements to be kept and performed by the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which and hereby acknowledged and confessed for all purposes, the parties hereto hereby agree to enter into a Development Agreement upon the terms, provisions, and conditions outlined below:

DEFINITIONS

As used in this Agreement, unless the context otherwise requires, the following words and terms shall have the meanings:

Leases: shall mean those Oil, Gas, Hydrocarbon Leases located in the Nueces County, Texas, Weil 8-C Well, Enrique Villareal Section 17 Range VI H.L. Kinney Sectionized Lands, the Donigan "A", Weil "C" leases totaling 400 acres more or less and the four additional well bores 7-A, 7-C, 3-C, and 8-A and the water disposal well at 6-C more fully described in Exhibit "A" of the JOA of Nov 8, 2005.

Initial Operation: shall mean the re-completion of the 7,022 foot sand (the 25-E sand) in GCEA, Nueces County, TX Weil 8-C Well.

JOA: shall mean the Operating Agreement contemplated in the Agreement between Oracle Operating Co. LLC., and GCEA, LLC and Flournoy Oil and Gas dated November 8, 2005.

INITIAL OPERATION

Oracle has the right based upon the JOA a Farmin and Joint Operating Agreement dated Nov 8, 2005 with GCEA,LLC/Flournoy Oil and Gas hereafter referred to as the "Operator" to re-enter and attempt to complete the gas sand at a depth of 7,022' (25-E sand) in the Weil 8-C well (the "Initial Operation") or any other well or zone on the leases the Joint Venturers mutually agree upon prior to the commencement of the Initial Operation.

- The cost of the 8-C Initial Operation is fixed at $475,000.
- By paying its 33.33% cost of the Initial Operation Daybreak will earn a 25% working interest subject to a 75% net revenue interest. This first 25% carry is to the Operator. This carried working interest lasts throughout the Leases and in all Subsequent Operations.
- Based upon the cost above, Daybreak's Initial Contribution is $158,333.33, of which $58,000 was deposited to Oracle's Escrow Account on November 15, 2005. Cheques from the Escrow Account require two signatories, Robert Martin of Daybreak and Matthew Rossini of Oracle. Following expenditure of the Initial Contribution the Escrow Account will be closed.
  i) No amount of cash will be expended form the Escrow Account until there is full and completely executed set of Agreements in place between Oracle, GCEA/Flournoy, and Bourgeois including a Farmout and Operating Agreement dated Nov 8, 2005 (the "JOA") satisfactory to Daybreak and after execution of this Agreement.
  ii) An amount of $58,000 may be paid to GCEA and Bourgeois subject to satisfactory review of Title by Daybreak's lawyer at its sole expense. If there is a Title Defect on leases in the view of Daybreak's legal counsel, the initial contribution of funds or any portion paid out to the Operator and Bourgeois will be returned to Daybreak in full until the title defect is rectified. If the title defect cannot be rectified this Agreement will terminate after the return of all Initial Operation funds to Daybreak.
  iii) All funds will also be returned to Daybreak if Oracle does not fund the balance of the cost of the Initial Operation and this Agreement will terminate after the return of all Initial Operation funds to Daybreak.
  iv) The sum of $58,000 to be paid to GCEA is contingent upon clearing title of said prospect area. Should prospect area, which include, Weil and Donnigan leases in Nueces County TX, not clear title, the $58,000 will be returned from GCEA to Oracle Operating Company LLC within forty-eight hours of notice to Oracle Operating Company LLC for failure or inability to clear title, or the inability of GCEA LLC and/or Oracle Operating Company to obtain all necessary governmental regulatory approvals as required.

- The $58,000 is a Prospect Fee to be paid to the Operator and Bourgeois and will be equalized on a prorated basis with Oracle, upon Oracle or its partners and assignees contributing the balance of the $475,000 Initial Operation payment. An additional $8,000 one time prospect fee will be paid to Bourgeois upon re-entry of each of the four additional wells in Subsequent Operations.
- Oracle will retain an additional 20% carried working interest in the Test Well in the 7,022 foot sand (25-E sand). This leaves Daybreak a 20% working interest upon completion of the Initial Operation subject to the 75% net revenue interest. Twenty percent (20%) of 100% of the gross production revenue from the 7,022 sand (25-E sand) subject to the 75% NRI from the Initial Operation therefore goes to Daybreak.
- A 4.5% portion of the Oracle carried working interest is owned by **Bourgeois Energy ("Bourgeois").** The Bourgeois interest is understood to be carried throughout the Leases in all zones.
- The Oracle 15.5% carry by Daybreak ends after completion of the 8-C Initial Operation or upon expenditure of the $475,000 which ever occurs first.
- Daybreak will have full access to all technical information including but not limited to daily reports, well logs, production information, pressures, reports and analyses and all other information necessary to make informed decisions as to participation in the Initial Operation and in Subsequent Operations.
    - i) This information may include data available to the Operator (or mutatis mutandis to any of the other parties) but not to the other parties hereto.
    - ii) Failure to provide such information prior to an operation will allow Daybreak or Oracle to back into an Operation by Less Than All Parties, as defined in the JOA, without penalty, as if it had participated, upon contribution of Daybreak's share of the capital cost of that Operation.
    - iii) Daybreak and Oracle and any and all of their duly authorized agents or representatives, at their sole cost, risk and liability, shall have free access to the drilling, completion or re-completion operations of the Initial Operation or Subsequent Operations at any and all times for the purpose of observing such operations.
- Operator and Oracle shall make a good faith effort to commence or cause to be commenced operations for the Initial Operation for oil and gas on or before February 28, 2006, at the location specified as the Initial Operation. If the Operator for any reason fails to commence operations and/or re-complete the same in the manner above specified, then Oracle shall promptly return to Daybreak the full amount paid by Daybreak to Oracle, less any amounts which have been actually expended by the Operator.

SUBSEQUENT OPERATIONS

On the four subsequent re-entry and re-completion wells and any other zones in those wells and other zones above the 7,022' sand (25-E sand) in Well 8-C, the provisions of

the Nov 8, 2005 Joint Operating Agreement attached as an Addendum hereto, will remain in effect and include the right of Daybreak and/or Oracle to take its production in kind, to opt out of any completion operation without loss of the right to participate in subsequent re-completions in any well or zone, the right to assign or sell its interest and all other rights of a Joint Venture Partner to the JOA.

Oracle has the right to commence re-entry operations, sequentially, in each of the subsequent wells within 90 days of the initial completion of the previous well re-entry, not a second or completion or re-completion within the same well.

In Subsequent Operations the Daybreak interest will be encumbered only by the GCEA carry of 25%, the Bourgeois carry of 4.5% calculated as factors on the original 33.33% cost working interest, and the net revenue interest of 75%. This means Daybreak will pay 23.6363% {[33.33% X [1-.25%] X [1-4.5%]}of all operations subsequent to the re-completion of the 7,022 foot sand (25-E Sand) in Weil 8-C, and receive 20% of the gross revenues in all subsequent operations, subject to the 75% net revenue interest. Oracle will pay 9.3637% {33.33% - 23.6363%} of the cost of all Subsequent Operations plus whatever working interest costs it may be obliged to pay under its other agreements with third parties.

Oracle will endeavour with the Operator to register and assign to Daybreak, Daybreak's interest in the Leases and Agreements and have the Operator recognize Daybreak as a Joint Venture Partner.

Oracle hereby represents and warrants that the interest to be assigned and conveyed to Non-Operator will (subject to the terms and provisions of this Agreement and Applicable Agreements) entitle Non-Operator to receive a **20% Net Revenue Interest in the Leases** of oil and gas produced from the Wells. The assignment to be made by Oracle to Daybreak pursuant to this paragraph, shall be in recordable form, shall contain a warranty of title by, through, and under Oracle, but not otherwise, and shall be made expressly subject to the terms and provisions of this Agreement and the JOA.

MISCELLANEOUS PROVISIONS

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) sent by fax to the fax number set forth below with a confirmed receipt generated by the fax machine or (ii) delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed or (iii) as described in the JOA for rig on-site situations, as follows:

If to Oracle:	If to Daybreak:
Oracle Operating Co., LLC 12200 Ford Road, Ste. 300	Daybreak Oil and Gas Inc. 601 W. Ave. Ste. 1017

Dallas, TX 75234
Telephone: 214-234-8479
Fax: 214-366-3060

Spokane, WA 99201
Tel: 509-462-0315 or at
R.N.Martin: 403-660-9639
Fax:

Or to such other address as any party hereto may furnish to the other in writing.

Assignment. This Agreement may be assigned or transferred, in whole or in part, by Daybreak or Oracle subject to the provisions of the JOA. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon or inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

Governing Law. It is the intention of the parties that the laws of the State of Texas shall govern the determination of the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

Modification of Agreement. This Agreement constitutes the entire Agreement between the parties hereto and may not be modified or amended, except by an instrument in writing and signed by the party to be charged thereby.

Liabilities. The rights, duties, and obligations and liabilities of the parties under this Agreement shall be several and not joint or collective and each party shall be responsible only for its obligations as set out herein.

Signatures. This Agreement shall not become binding upon either party hereto until both parties named herein have executed this Agreement or a counterpart thereof.

IN WITNESS WHEREOF, this Agreement is executed and made effective as of the 22nd day of November, 2005.

ORACLE OPERATING Co., LLC:

By: ______________________
Alexander McCullough, President

DAYBREAK OIL AND GAS, INC.:

By: ______________________
Robert Martin, President